Exhibit 99.1

FINISH LINE REPORTS THIRD QUARTER RESULTS

INDIANAPOLIS— December 20, 2006—The Finish Line, Inc. (NASDAQ:FINL) announced results for the third quarter representing the thirteen weeks ended November 25, 2006.

THIRD QUARTER RESULTS:

Net loss for the thirteen weeks ended November 25, 2006 (the “third quarter” or “Q3”) was $3.0 million (a loss of $.06 per diluted share) versus net income of $845,000 ($.02 per diluted share) for the thirteen weeks ended November 26, 2005 (“Q3 LY”). Diluted weighted average shares outstanding were 46,909,000 for Q3 versus 49,058,000 shares outstanding for Q3 LY.

Consolidated net sales increased 2.7% to $281.5 million for Q3 compared to $274.0 million reported for Q3 LY. Comparable store net sales decreased 3.3% for Q3 as compared to the 3.6% increase reported for Q3 LY.

Mr. Alan H. Cohen, Chairman and CEO, stated, “During Q3 we continued to shift the composition of our inventory by blending the newest technology and performance footwear with complementary sport inspired life style products. These actions enabled us to improve comparable sales results versus the second quarter, although our footwear sales for the third quarter were slightly negative on a comparable store basis.”

YEAR-TO-DATE RESULTS:

Net income for the thirty-nine weeks ended November 25, 2006 (“YTD”) was $11.3 million ($.24 per diluted share) versus net income of $32.5 million ($.65 per diluted share) for the thirty-nine weeks ended November 26, 2005 (“YTD LY”). Diluted weighted average shares outstanding were 47,882,000 for YTD versus 49,605,000 shares outstanding for YTD LY.

Consolidated net sales increased 0.3% to $909.2 million YTD compared to $906.8 million for YTD LY. Comparable store net sales decreased 5.8% YTD as compared to the 0.9% increase reported for YTD LY.

Total merchandise inventories on a consolidated basis were $356.9 million at November 25, 2006 compared to $311.5 million at Q3 LY. On a per square foot basis, Finish Line store merchandise inventories increased 5% compared to one year ago.

The Company operated 692 Finish Line stores at November 25, 2006, an increase of 5% over the 658 stores operated one year ago. For the quarter, Finish Line opened 21 new stores, remodeled 4 existing stores and closed one store with retail square footage increasing 4% to 3,854,000 at November 25, 2006 versus 3,707,000 at November 26, 2005.

The Company opened 12 new Man Alive stores during the third quarter. As of November 25, 2006, Man Alive operated 88 stores totaling 288,000 square feet. The Company opened 6 Paiva stores during the quarter and as of the end of Q3 operated 12 stores totaling 47,000 square feet.

The Company is hosting a live conference call at 8:30 am (ET) on Thursday, December 21st. Interested parties may participate in the call by calling 1-706-634-5566 (Conference ID# is 2435244). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 2235244). This replay will be available commencing at approximately 9:45 ET on Thursday, December 21st and will remain available through December 26th. In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 692 Finish Line stores in 47 states and online, 88 Man Alive stores in 16 states and 13 Paiva stores in 10 states and online. To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.

	The Finish Line, Inc.
	Consolidated Statements of Operations (Unaudited)
	(In thousands, except per share and store data)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 25,	November 26,	November 25,	November 26,
	2006	2005	2006	2005

Net sales	$281,507	$273,980	$909,188	$906,820
Cost of sales (including occupancy expenses)	203,639	196,432	643,578	627,474
Gross profit	77,868	77,548	265,610	279,346

Selling, general, and administrative expenses	82,655	76,540	248,254	228,794
Operating income (loss)	(4,787)	1,008	17,356	50,552

Interest income (expense), net	(21)	345	864	1,406
Income (loss) before income taxes	(4,808)	1,353	18,220	51,958
Provision (benefit) for income taxes	(1,828)	508	6,923	19,485
Net income (loss)	$(2,980)	$845	$11,297	$32,473
Diluted weighted average shares outstanding	46,909	49,058	47,882	49,605
Diluted net income (loss) per share	$(0.06)	$0.02	$0.24	$0.65

Dividends declared per share	$0.025	$0.025	$0.075	$0.075

Number of stores open at end of period:
Finish Line			692	658
Man Alive			88	49
Paiva			12	-
Total			792	707

	Condensed Consolidated Balance Sheet

	November 25,	November 26,	February 25,
ASSETS	2006	2005	2006
	(Unaudited)	(Unaudited)

Cash, cash equivalents and marketable securities	$12,899	$39,339	$96,563
Merchandise inventories, net	356,856	311,453	268,590
Other current assets	23,750	27,198	16,374
Property and equipment, net	255,510	215,063	221,182
Other assets	27,913	15,435	25,107
Total assets	$676,928	$608,488	$627,816

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings	$20,400	$-	$-
Other current liabilities	164,566	152,627	142,415
Deferred credits from landlords	64,379	56,216	56,859
Shareholders' equity	427,583	399,645	428,542
Total liabilities and shareholders' equity	$676,928	$608,488	$627,816

CONTACT:
The Finish Line, Inc., Indianapolis
Kevin S. Wampler, 317/899-1022 ext 6914
Executive Vice President - Chief Financial Officer

Media Requests Contact:
Elise Hasbrook, 317/899-1022 ext 6827
Corporate Communications Manager